Consent of Independent Registered Public Accounting Firm

Board of Directors

Elephant Talk Communications Corporation

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated March 30, 2012, relating to the consolidated financial statements, and the effectiveness of Elephant Talk Communications Corporation‘s (the “Company”) internal control over financial reporting, appearing in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2011. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of Elephant Talk Communications Corporation’s internal control over financial reporting as of December 31, 2011.

/s/ BDO USA, LLP
BDO USA, LLP
Los Angeles, California
May 4, 2012